Exhibit 10.34

AMENDED AND RESTATED

CAPITAL SUPPORT AGREEMENT

THIS AMENDED AND RESTATED CAPITAL SUPPORT AGREEMENT (this “Agreement”) is made as of the 28th day of November, 2008, by and between SEI Investments Company (the “Support Provider”) and SEI Liquid Asset Trust (the “Trust”) for and on behalf of its Prime Obligation Fund (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Trust is an investment company registered with the Securities and Exchange Commission in accordance with the Investment Company Act of 1940 (as amended, the “1940 Act”) and the Fund is a series of the Trust;

WHEREAS, the Fund is a money market fund that seeks to maintain a stable net asset value of $1.00 per share using the Amortized Cost Method as defined in and in accordance with Rule 2a-7 under the 1940 Act (as amended, “Rule 2a-7”);

WHEREAS, the Fund holds the notes and other instruments identified on Schedule A attached hereto (each, a “Covered Investment” and, together, the “Covered Investments”);

WHEREAS, the Trust, on behalf of the Fund, and the Support Provider have entered into a Capital Support Agreement dated December 3, 2007 and amended February 15, 2008, March 5, 2008, March 10, 2008, March 24, 2008, March 26, 2008, March 31, 2008, April 17, 2008, June 18, 2008, July 22, 2008, July 28, 2008, July 30, 2008, November 7, 2008, and November 20, 2008 (the “Capital Support Agreement”), pursuant to which the Support Provider has agreed to provide capital support to the Fund with respect to certain portfolio holdings, including the Covered Investments;

WHEREAS, the Fund’s failure to maintain a stable net asset value of $1.00 per share could adversely affect the Support Provider’s proprietary mutual fund business, which would reduce the profits derived by the Support Provider from this line of business and potentially injure the Support Provider’s goodwill and reputation; and

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Support Provider and the Trust hereby amend and restate the Capital Support Agreement and agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

(a) “Amortized Cost Value” means, with respect to any Covered Investment held by the Fund, the value of that Covered Investment as determined using the Amortized Cost Method in accordance with Rule 2a-7 on the relevant date.

(b) “Capital Contribution” means a cash contribution by the Support Provider to the Fund for which the Support Provider does not receive any shares or other consideration from the Fund.

(c) “Collateral” means the amount of any Letter of Credit, plus the amount of cash or other eligible assets held in any Segregated Account.

(d) “Contribution Event” means, with respect to any Covered Investment, any of the following occurrences:

(i)	Any sale of the Covered Investment by the Fund for cash in an amount, after deduction of any commissions or similar transaction costs, less than the Amortized Cost Value of the Covered Investment sold as of the date of settlement;

(ii)	Receipt of final payment on the Covered Investment in an amount less than the Amortized Cost Value of that Covered Investment as of the date such payment is received;

(iii)	Issuance of orders by a court having jurisdiction over the matter discharging the issuer of the Covered Investment from liability for the Covered Investment and providing for payments on that Covered Investment in an amount less than the Amortized Cost Value of that Covered Investment as of the date such payment is received;

(iv)	the receipt of any Replacement Notes on or after April 1, 2009 that have a value that is less than the Amortized Cost Value of the applicable Covered Investment on the date that the Fund receives such Replacement Notes; or

(v)	the receipt of any Replacement Notes that are or become Qualifying New Securities and have a value that is less than the Amortized Cost Value of the applicable Covered Investment on the date that the Fund receives such Qualifying New Security.

The excess of the Amortized Cost Value of the Covered Investment subject to a Contribution Event over the amount received by the Fund in connection with such Contribution Event shall constitute the “Loss” on such Covered Investment.

(e) “Covered Investment” shall have the meaning given above, but shall include any Replacement Notes other than Qualifying New Securities.

(f) “Letter of Credit” means one or more letters of credit issued by the Letter of Credit Provider for the benefit of the Fund, and which shall terminate no sooner than the Termination Date.

(g) “Letter of Credit Provider” means JP Morgan Chase Bank, NA., or any substitute provider whose obligations are rated as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7.

(h) “Maximum Contribution Amount” means thirty million dollars ($30,000,000).

(i) “Minimum Permissible NAV” means $0.995 per share.

(j) “NAV Deviation” means the deviation, if any, of the Fund’s current net asset value per share calculated using available market quotations (or an appropriate substitute that reflects current market conditions) below the Fund’s price per share for purposes of distribution, redemption and repurchase of its shares calculated using the Amortized Cost Method. The NAV Deviation shall be calculated in accordance with procedures adopted by the Fund’s Board in compliance with Rule 2a-7(c)(7)(ii)(A), except that, for purposes of calculating the Required Contribution Amount, it shall exclude any account receivable or other asset representing the Support Provider’s obligations under this Agreement.

(k) “Permissible NAV Deviation” means $0.005 per share.

(l) “Qualifying New Securities” means any Covered Investment or Replacement Notes that are or become “Eligible Securities,” as defined in paragraph (a)(10) of Rule 2a-7.

(m) “Replacement Notes” means any securities or other instruments received in exchange for, or as a replacement of, a Covered Investment as a result an exchange offer, debt restructuring, reorganization or similar transaction pursuant to which the instrument representing a Covered Investment is exchanged for, or replaced with, new securities of the same issuer or a third party.

(n) “Required Collateral Amount” means Collateral having a value equal to the Maximum Contribution Amount.

(o) “Required Contribution Amount” means for the Fund on the date of any Contribution Event: (i) if the Fund’s NAV Deviation, after giving effect to any Contribution Events and all payments received by the Fund in respect of the Covered Investments, exceeds the Permissible NAV Deviation, a Capital Contribution in an amount sufficient to reduce the Fund’s NAV Deviation to such Permissible NAV Deviation after giving effect to such Capital Contribution, or (ii), in any other event, zero. The Required Contribution Amount is intended to make the Fund whole for any loss up to an amount necessary to enable the Fund to maintain its net asset value per share at no less than the Minimum Permissible NAV. The net asset value for purposes of calculating the Required Contribution Amount shall exclude any account receivable or other asset representing the Support Provider’s obligations under this Agreement with respect to the Covered Investment giving rise to the Contribution Event.

(p) “Segregated Account” means an account established by the Support Provider for the benefit of the Fund (i) at a bank that is a qualified custodian under the 1940 Act, (ii) which may be an interest-bearing account and/or which account’s assets may be invested into money market instruments, (iii) the assets of which during the term of this Agreement shall hold cash or cash equivalent securities in an amount equal to the difference, if any, between the amount of the Letter of Credit and the Required Collateral Amount, and shall be available to the Fund by action initiated by the Fund without the requirement of further action or consent by the Support Provider; and (iv) the assets of which, in the event of bankruptcy or insolvency of the Support Provider, shall not constitute property of the bankruptcy estate under 11 U.S.C. Section 541 or otherwise.

(q) “Termination Date” means November 6, 2009.

(r) “Termination Event” shall have the meaning given to such term in Section 4(c) of this Agreement.

2. Maintenance of Required Collateral Amount

(a) During the term of this Agreement, Support Provider shall ensure that Collateral is maintained at a level that equal or exceeds the Required Collateral Amount.

(b) At all times, at least thirty million dollars ($30,000,000) of the Required Collateral Amount shall be maintained in the form of one or more Letters of Credit. Should the Agreement be amended to increase the Maximum Contribution Amount above thirty million dollars ($30,000,000), then additional Collateral required to be maintained in excess of such amount shall be provided first in the form of one or more Letters of Credit up to the total amount of Letters of Credit permitted to be issued under the Support Provider’s then-current credit facility, minus the amount of any Letters of Credit issued and outstanding under the Support Provider’s credit facility to any other money market fund pursuant to a capital support arrangement at such time as Support Provider is required to post additional Collateral under this Agreement. Thereafter, Collateral may be provided in the form of either Letter of Credit or amounts deposited in a Segregated Account.

3. Covenants of the Fund. The Fund agrees that:

(a) To the extent consistent with the Fund’s interest, the Board shall consult with the Support Provider with respect to all decisions regarding each Covered Investment (including, but not limited to, any decision to sell the Covered Investment or to forgo the right to any payment) prior to the occurrence of a Contribution Event with respect to that Covered Investment. Nothing in this Agreement shall be construed to cause the delegation by the Board to any person any authority which is not permitted to be delegated under Rule 2a-7.

(b) The Fund will retain any Capital Contribution and not include the Capital Contribution in any dividend or other distribution to the Fund’s shareholders. For the avoidance of doubt, for purposes of this subparagraph, the redemption of the Fund’s shares shall not constitute a “distribution” to shareholders.

(c) The Fund will sell the Covered Investments (i) promptly following any change in the Letter of Credit Provider’s short term credit ratings such that the Letter of Credit Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7, or (ii) on the business day immediately prior to the Termination Date; provided that, the Fund shall not be required to complete any such sale if the amount the Fund expects to receive would not result in the payment of a Capital Contribution of the Required Contribution Amount, or, with respect to an event described in 3(c)(i) above, if the Support Provider substitutes Collateral that complies with the terms of Section 2 of this Agreement within fifteen (15) calendar days from the occurrence of such event and, during such 15 day period, the Letter of Credit Provider’s obligations continue to qualify as Second Tier Securities under paragraph (a)(22) of Rule 2a-7.

4. Contributions to Fund.

(a) If a Contribution Event occurs prior to the occurrence of a Termination Event, the Support Provider will make a Capital Contribution in an amount equal to the least of (i) the Loss incurred as a result of such Contribution Event, (ii) the Required Contribution Amount, or (iii) the Maximum Contribution Amount reduced by the amount of any Capital Contribution previously made by the Support Provider to the Fund.

(b) The Support Provider shall make the Capital Contribution to the Fund not later than one business day after the occurrence of a Contribution Event, by 12:00 p.m. Eastern Time. Each Capital Contribution made hereunder shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Fund. If the Support Provider makes a Capital Contribution when due, then the amount that Support Provider is obligated to maintain in the Segregated Account shall be reduced by the amount of such Capital Contribution. In the event that the Support Provider does not make a Capital Contribution when due, the Fund will either, as determined in the sole discretion of the Fund, (i) draw upon the Letter of Credit, or (ii) draw funds from the Segregated Account, in either case by 4:00 p.m. Eastern Time on the day that such Capital Contribution was required to have been made and in an amount equal to the

Required Contribution Amount, and any amount received under such Letter of Credit or withdrawn from the Segregated Account shall be deemed to be a Capital Contribution made hereunder by the Support Provider.

(c) The obligation of the Support Provider to make Capital Contributions pursuant to this Agreement shall terminate upon the earliest to occur of (such occurrence, the “Termination Event”) (i) the repayment in full, in cash, of all Covered Investments, (ii) the Support Provider having made Capital Contributions equal to the Maximum Contribution Amount, (iii) the receipt of Replacement Notes for all of the Covered Investments that are, or become, Qualifying New Securities and have an Amortized Cost Value equal to the Amortized Cost Value of the Covered Investments, and (iv) 5:00 p.m. Eastern Time on the Termination Date. Upon the occurrence of a Termination Event, the Fund shall surrender the Letter of Credit for cancellation and take all actions reasonably necessary to release to the Support Provider funds held in a Segregated Account.

(d) The Board, in its sole discretion, may cause the Fund to sell the Covered Investments if the Board determines that the amount of any Capital Contribution payable under this Agreement would not be sufficient to permit the Fund to maintain the Minimum Permissible NAV. For the avoidance of doubt, such a sale is a “sale” for purposes of Section 1(d)(i) of this Agreement and the authority granted to the Board under this Section 4(d) shall be in addition to, and not in limitation of, power granted to the Board or the Fund under any other provision of this Agreement.

5. Reliance by the Fund and the Board. The Support Provider acknowledges and consents to:

(a) The Board’s reliance on the Support Provider’s obligations under this Agreement in making any determination required under Rule 2a-7; and

(b) For purposes of calculating the Fund’s NAV Deviation, the inclusion of the Capital Contribution that would be payable to the Fund under this Agreement if all of the Covered Investments were sold on the date of such calculation for the market value used to calculate such NAV Deviation; provided, however, that the Fund will include the value of a Capital Contribution that would be payable to the Fund under this Agreement only to the extent that the obligation of the Support Provider to make such Capital Contribution is supported by Collateral; and

(c) The inclusion of such amount in the Fund’s audited or unaudited financial statements, to the extent required by generally accepted accounting principles.

6. Representations and Warranties. The Support Provider hereby represents and warrants that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) It has the power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) All governmental and other consents that are required to have been obtained by it with respect to this Agreement to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Its obligations under this Agreement to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

7. General.

(a) The Fund may not assign its rights under this Agreement to any person or entity, in whole or in part, without the prior written consent of the Support Provider.

(b) No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

(c) If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

(d) Subject to the next sentence, all notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, return receipt requested, or when sent by facsimile or e-mail confirmed by call back. All notices shall be directed to the address set forth under the party’s signature or to such other address as either party may, from time to time, designate by notice to the other party.

(e) No amendment, change, waiver or discharge hereof shall be valid unless in writing and signed by the Support Provider and the Fund and notice of such amendment is provided to the staff of the U.S. Securities and Exchange Commission (the “Commission”); provided that, in no event shall any amendment, change, waiver or discharge hereof extend the Termination Date, unless the parties hereto have obtained the prior approval of the staff of the Commission.

(f) This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.

(g) This Agreement constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

(h) This Agreement is solely for the benefit of the Fund, and no other person shall acquire or have any rights under or by virtue of this Agreement.

(i) This Agreement shall terminate upon the occurrence of any change in the Letter of Credit Provider’s short-term credit ratings such that the Letter of Credit Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7, unless the Support Provider satisfies the terms of paragraph 3(c) of this Agreement relating to arrangements for substitute Collateral. Termination under this Section 7(i) shall not relieve (i)

the Funds of their obligation to sell the Covered Investments, to the extent that such a sale is required by Section 3(c) of this Agreement; or (ii) the Support Provider of its obligation to make a Capital Contribution to the Fund following such a sale, to the extent that such sale would give rise to a Contribution Event.

(j) Nothing in this Agreement shall prevent the Support Provider, in its sole discretion at any time, including in lieu of its obligation to make a Capital Contribution hereunder, from purchasing any Covered Security from the Fund at its then current Amortized Cost Value pursuant to Rule 17a-9 under the 1940 Act or as otherwise permitted by law.

IN WITNESS WHEREOF, the Support Provider has caused this Amended and Restated Capital Support Agreement to be executed this 28th day of November, 2008.

SEI INVESTMENTS COMPANY

By:	/s/ Dennis J. McGonigle
Name:	Dennis J. McGonigle
Title:	Chief Financial Officer

ADDRESS FOR NOTICES:

One Freedom Valley Drive
Oaks, PA 19456

SEI LIQUID ASSET TRUST PRIME OBLIGATION FUND

By:	/s/ Timothy D. Barto
Name:	Timothy D. Barto
Title:	Vice President

ADDRESS FOR NOTICES:

One Freedom Valley Drive
Oaks, PA 19456

SCHEDULE A TO SUPPORT AGREEMENT

Issuer	Cusip	Par	Maturity
AXON FINANCIAL	05461FAA5	13,414,559.65	12/22/08
CHEYNE FINANCE*	16705EEM1	—	—
GRYPHON FUNDING LIMITED*	40052TAA7	7,549,112.87	07/23/09
ISSUER ENTITY, LLC**	68966HXXX	13,212,243.00	10/29/09
STANFIELD VICTORIA	85431AKE6	20,000,000	2/14/09
WICKERSHAM ISSUER ENTITY***	88521HBXX	17,948,237.23	05/13/09

*	While the Cheyne assets were restructured into Gryphon Funding, and therefore the Gryphon notes represent Replacement Notes for the original Cheyne notes, the Fund also continues to hold Cheyne notes. Cheyne is effectively a shell entity with nominal assets.
**	These are Replacement Notes received in the restructuring for Ottimo Funding, Ltd.
***	These are Replacement Notes received in the restructuring for Thornburg Mortgage.